Exhibit 99.1

Viewpoint Corporation Announces First Quarter 2005 Financial Results; Total First Quarter Revenue Increased 17% Sequentially and 56% Year-over-Year

     NEW YORK--(BUSINESS WIRE)--May 5, 2005--Viewpoint Corporation (NASDAQ:
VWPT), a leading provider of innovative visualization technologies for the web and the desktop, today announced financial results for the first quarter ended March 31, 2005.
     Viewpoint reported total revenue of $5.6 million for the first quarter 2005, an increase of 17 percent as compared to $4.8 million in the fourth quarter 2004 and 56 percent as compared to $3.6 million in the first quarter 2004. Gross profit was $4.2 million for the first quarter of 2005, an increase of 9 percent as compared to $3.9 million in the fourth quarter of 2004 and 50 percent as compared to $2.8 million for the first quarter of 2004.
     Jay Amato, President and Chief Executive Officer commented, "We are pleased with the progress we have made during the quarter with solid sequential and year-over-year revenue growth. The Unicast acquisition is demonstrating its true value by giving Viewpoint a solid footing in the expanding rich media ad serving market place. While the Unicast integration has taken a little longer than we originally anticipated, we now have in place key personnel, a complete technology offering and a strong pipeline going into the second quarter. Demand for online advertising remains healthy, and while several advertisers pushed their ad campaigns from the first to the second quarter, we expect these campaigns to help us ramp up in the second quarter, accelerating our growth for the year."
     Operating loss for the first quarter of 2005 was $0.8 million, a decrease of $1.0 million compared to operating income of $0.2 million in the fourth quarter 2004, and an improvement of $0.4 million as compared to a loss of $1.2 million in the first quarter of 2004. Net loss for the first quarter 2005 was $0.7 million, or $(0.01) per share, compared to net loss of $0.5 million, or $(0.01) per share, in the fourth quarter 2004 and a net loss of $8.6 million, or $(0.17) per share, in the first quarter of 2004.
     Viewpoint's cash, cash equivalents, and marketable securities as of March 31, 2005 were $4.9 million. This can be compared to cash, cash equivalents, and marketable securities of $8.7 million as of December 31, 2004.
     Jay Amato, President and Chief Executive Officer continued, "We are also pleased with the progress in our search business with sequential revenue increasing 22 percent from $1.8 million in the fourth quarter of 2004 to $2.2 million in the first quarter of 2005. Through March 31, 2005 more than 12.4 million users have installed the Viewpoint Toolbar with a net installed base of
7.4 million. Besides our consistent installation growth, the rate of uninstallation decreased during the quarter. We did, however experience some domestic seasonality in search activity per user during the quarter which slowed the overall revenue growth rate."
     "As we continue into 2005, we will focus on further building on the achievements we have made in our business to drive our long-term success. Our pipeline is solid and we believe that the key initiatives we put into place in 2004 will continue to progress during the year and, as such, we are comfortable reiterating our prior guidance that the year ending December 31, 2005 will be adjusted net income positive. This guidance excludes any non-cash stock-based compensation charges, and non-cash charges associated with our outstanding stock warrants." Adjusted net income is a non-GAAP measure. It is useful to investors as it measures net income excluding the two non-cash adjustments listed. The Company has minimal control over non-cash charges associated with outstanding stock warrants which increase as the Company stock price increases.

     FINANCIAL INFORMATION

     Management prepares and is responsible for the Company's consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States and audited by independent external auditors. The financial information contained in this press release, which is unaudited, is subject to revision and should not be considered final until the Company files its Quarterly Report on Form 10-Q, which is scheduled to occur on or before May 10, 2005. At the present time, the Company has no reason to believe that there will be changes to the financial information contained herein.

     CONFERENCE CALL

     The Company will host a conference call on May 5, 2005 at 9:00 A.M. (Eastern Time) to discuss first quarter 2005 financial results.
     The conference call will be available via the Internet in the Investor Relations section of Viewpoint's Web site at http://www.viewpoint.com, as well as through Thomson/CCBN at www.companyboardroom.com. If you are not able to access the live Web cast, dial in information is as follows:


Toll-Free Telephone Number:     (800) 603-7883

International Telephone Number: (706) 643-1946

Pass code: 5671721


     Participants should call at least 10 minutes prior to the start of the call.

     A complete replay of the conference call will be available approximately one hour after the completion of the call by dialing (800) 642-1687 through Thursday, May 12, 2005. Callers should enter the pass code above to access the recording.

     ABOUT VIEWPOINT

     The Viewpoint Platform is the technology behind some of the most innovative, visual experiences on the Web and on the desktop with leading clients such as America Online, General Electric, General Motors, Hewlett Packard, IBM, Lexus, Microsoft, Samsung, Scion, Sony and Toyota. The Unicast Online Advertising Suite -- the Company's next-generation ad deployment and management system -- and the Viewpoint Toolbar -- the Vision for the Future of Search -- are the latest breakthrough technologies using the full power of the Viewpoint Platform. More information on Viewpoint can be found at www.viewpoint.com.
     The company has 130 employees at its headquarters in New York City and in Chicago, San Francisco, and Los Angeles.

     FORWARD LOOKING STATEMENTS

     This press release contains "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and similar expressions that reflect Viewpoint's current expectations about its future performance. These statements and expressions are subject to risks, uncertainties and other factors that could cause Viewpoint's actual performance to differ materially from those expressed in, or implied by, these statements and expressions. Such risks, uncertainties and factors include those described in the Company's filings and reports on file with the Securities and Exchange Commission as well as the lack of assurances that: Viewpoint's advertising business will grow in 2005 or that if the advertising business does grow, it will grow at a faster rate than it has grown historically; that Viewpoint will continue to build on achievements in its business; that initiatives put in place in 2004 will continue to progress during 2005; that Viewpoint will be adjusted net income positive for the year ending December 31, 2005 excluding any non-cash stock-based compensation charges, and non-cash charges associated with outstanding stock warrants issued by Viewpoint.
     Viewpoint, Unicast, and Viewpoint Toolbar are trademarks of Viewpoint Corporation. Copyright 2005 Viewpoint Corporation. All rights reserved.


                         VIEWPOINT CORPORATION
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)
                              (Unaudited)

                                         Three Months Ended
                                       March 31,       December 31,
                                  -----------------    ------------
                                   2005       2004         2004
                                  -------   -------      --------
Revenue:
  Search                          $ 2,180   $     8      $  1,785
  Advertising systems                 732         -           222
  Services                          1,243     1,523         1,345
  Related party services              395       914           371
  Licenses                            155       240           162
  Related party licenses              873       907           883
                                  -------   -------      --------
Total revenue                       5,578     3,592         4,768

Cost of revenue:
  Search                               46         -            35
  Advertising systems                 518         -            83
  Services                            810       751           795
  Licenses                              2         1             2
                                  -------   -------      --------
Total cost of revenue               1,376       752           915
                                  -------   -------      --------
Gross profit                        4,202     2,840         3,853

Operating expenses:

  Sales and marketing               1,275     1,032           807
  Research and development          1,192       864           876
  General and administrative        2,087     1,724         1,834
  Non-cash stock-based
   compensation charges                14       226            28
  Depreciation                        233       219           224
  Amortization of intangible
   assets                             178         3             1
  Restructuring charges related
   to office closure                    -       (17)          (89)
                                  -------   -------      --------
Total operating expenses            4,979     4,051         3,681

Income (loss) from operations        (777)   (1,211)          172

Other income (expense):
  Interest and other income, net       24        19            22
  Interest expense                   (316)     (250)         (219)
  Gain/(Loss) on disposal of
   fixed assets                         -         -           (31)
  Loss on conversion of debt            -      (598)            -
  Changes in fair values of
   warrants to purchase common
   stock and conversion feature
   of convertible notes               182    (6,603)         (465)
                                  -------   -------      --------
Total other income (expense)         (110)   (7,432)         (693)
                                  -------   -------      --------
Loss before provision for income
 taxes                               (887)   (8,643)         (521)

Provision for income taxes              3        10            22
                                  -------   -------      --------
Net income (loss) from
 continuing operations               (890)   (8,653)         (543)
Adjustment to net loss on
 disposal of discontinued
 operations                           145        19             -
                                  -------   -------      --------

Net income (loss)                 $  (745)  $(8,634)     $   (543)
                                  =======   =======      ========
Basic and diluted net loss per
 common share:                    $ (0.01)  $ (0.17)     $  (0.01)

Weighted average number of
 shares outstanding-basic and
 diluted                           57,655    50,215        54,714



                         VIEWPOINT CORPORATION
                      CONSOLIDATED BALANCE SHEETS
               (in thousands, except per share amounts)
                              (Unaudited)

                                                    March 31, December
                                                      2005    31, 2004
                                                    -------- ---------
Assets
Current assets:
Cash and cash equivalents                           $  2,313 $  2,555
Marketable securities                                  2,597    6,107
Accounts receivable, net                               4,415    2,583
Related party accounts receivable, net                    26       26
Prepaid expenses and other current assets                669      421
                                                    -------- ---------
Total current assets                                  10,020   11,692

Restricted cash                                          219      320
Property and equipment, net                            1,540    1,485
Goodwill                                              33,377   31,276
Intangible assets, net                                 5,231      230
Other assets                                             230      270
                                                    -------- ---------
Total assets                                        $ 50,617 $ 45,273
                                                    ======== =========

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable                                    $  1,127 $  1,218
Accrued expenses                                       2,674      244
Deferred revenue                                         531      431
Related party deferred revenue                         3,381    4,607
Current portion of notes payable                       2,613        -
Accrued incentive compensation                           545      545
Current liabilities related to discontinued
 operations                                              231      231
                                                    -------- --------
Total current liabilities                             11,102    7,276

Accrued expenses - Deferred Rent                         349      365
Related party deferred revenue                             -        -

Convertible notes                                          -        -
Warrants to purchase common stock                      1,104    1,286
Subordinate notes                                          -    2,388
Unicast debt                                           1,729        -

Stockholders' equity
Preferred stock                                            -        -
Common stock                                              58       57
Paid-in capital                                      293,386  290,260
Deferred compensation                                     (4)      (5)
Treasury stock                                        (1,015)  (1,015)
Accumulated other comprehensive loss                     (68)     (60)
Accumulated deficit                                 (256,024)(255,279)
                                                    -------- ---------
Total stockholders' equity                            36,333   33,958
                                                    -------- ---------
Total liabilities and stockholders' equity          $ 50,617 $ 45,273
                                                    ======== =========


     CONTACT: Viewpoint:
              William H. Mitchell, 212-201-0800
              whmitchell@viewpoint.com
                        or
              Investor Relations:
              Financial Dynamics
              Julie Prozeller, 212-850-5600
              jprozeller@fd-us.com